Execution Copy

AMENDMENT NO. 1 TO

POOLING AND SERVICING AGREEMENT

among

STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.,

as Depositor

CITIBANK, N.A.,

as Trustee

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Master Servicer and Securities Administrator

and

EMC MORTGAGE CORPORATION,

as Sponsor

Structured Asset Mortgage Investments II Trust 2007-AR6

Mortgage Pass-Through Certificates

Series 2007-AR6

Dated December 28, 2007

This AMENDMENT No. 1 (the “Amendment”) is made and entered into this 28th day of December 2007 to that certain Pooling and Servicing Agreement, dated as of October 1, 2007 (the “Agreement”), by and among Structured Asset Mortgage Investments II Inc., as depositor, Citibank, N.A., as trustee, Wells Fargo Bank, National Association, as master servicer and securities administrator and EMC Mortgage Corporation, as sponsor. This Amendment is made pursuant to Section 11.02 (a) of the Agreement.

SECTION 1. DEFINED TERMS. Unless otherwise amended by the terms of this Amendment, terms used in this Amendment shall have the meanings assigned in the Agreement.

SECTION 2. AMENDMENT TO AGREEMENT. The Agreement is hereby amended effective as of the date of the Agreement as follows:

2.1       Clause 1 of the defined term “Class A Principal Distribution Amount” in Article I of the Agreement is hereby deleted in its entirety and replaced with the following clause (deleted language stricken, and added language in bold and underlined):

1.         the aggregate Certificate Principal Balance of the Class A ~~Senior~~ Certificates immediately prior to such Distribution Date over

2.2       The defined term “Certificate Principal Balance” in Article I of the Agreement is hereby deleted in its entirety and replaced with the following defined term (added language in bold and underlined):

Certificate Principal Balance: With respect to any Certificate (other than the Interest-Only Certificates, the Class B-IO Certificates and the Residual Certificates) as of any Distribution Date, the initial principal amount of such Certificate on the Closing Date, plus the amount of any related Net Deferred Interest allocated thereto on such Distribution Date and on any previous Distribution Dates, plus any Subsequent Recoveries added to the Certificate Principal Balance thereof pursuant to Section 6.02 hereof, minus the sum of (i) all amounts previously distributed on such Certificate with respect to principal, and (ii) any Applied Realized Loss Amounts allocated to such Certificate on previous Distribution Dates. With respect to any such Class of Certificates, the Certificate Principal Balance thereof will equal the sum of the Certificate Principal Balances of all Certificates in such Class.

2.3       The defined term “Current Interest” in Article I of the Agreement is hereby deleted in its entirety and replaced with the following defined term (added language in bold and underlined):

Current Interest: As of any Distribution Date, with respect to each Class of Certificates (other than the Class B-IO and Class R Certificates), (i) the interest accrued on the Certificate Principal Balance or Notional Amount of such Class during the related Interest Accrual Period at the applicable Pass-Through Rate plus any amount previously distributed with respect to interest for such Class that has been recovered as a voidable preference by a trustee in bankruptcy minus (ii) the sum of (a) any Prepayment Interest Shortfall for such Distribution Date, to the extent not covered by Compensating Interest Payments, to the extent allocated to such Class of Certificates, (b) any shortfalls resulting from the application of the Relief Act during the related Due Period, to the extent allocated to such Class of Certificates, and (c) except with respect to the Interest-Only Certificates, any shortfalls resulting from Net Deferred Interest on the Mortgage Loans and the interest portion of any Realized Losses on the Mortgage Loans during the related Realized Loss Period, in each case to the extent allocated to that Class of Certificates; provided, however, that for purposes of calculating Current Interest for any such Class, amounts specified in clauses (ii)(a) and (ii)(b) hereof for any such Distribution Date shall be allocated first to the Class B-IO Certificates in reduction of amounts otherwise distributable to such Class of Certificates on such Distribution Date and then any excess shall be allocated to each other Class of Certificates pro rata based on the respective amounts of interest accrued pursuant to clause (i) hereof for each such Class on such Distribution Date.

2.4       The defined term “Net Deferred Interest” in Article I of the Agreement is hereby revised to delete the third paragraph starting with the words “With respect to the Interest-Only Certificates” therein.

2.5       The last sentence of Section 2.09(f) in Article II of the Agreement is hereby deleted in its entirety and replaced with the following sentence (deleted language stricken, and added language in bold and underlined):

Such amounts will be transferred from the Pre-Funding Reserve Account to the Distribution Account on the Distribution Date immediately following the termination of the Pre-Funding Period, for distribution to the Holders of Class A ~~Senior~~ Certificates in accordance with the payment priorities set forth in Section 6.01(a)(ii).

2.6       The last paragraph of Section 6.01(a)(i) in Article VI of the Agreement is hereby deleted in its entirety and replaced with the following paragraph (deleted language stricken, and added language in bold and underlined):

On any Distribution Date, Net Deferred Interest on the Mortgage Loans will be allocated to each Class of Class A and Class B ~~Offered~~ Certificates, pro rata, in accordance with the allocable amount set forth in the definition of Net Deferred Interest.

2.7       The first clause of Section 6.01(a)(ii) in Article VI of the Agreement is hereby deleted in its entirety and replaced with the following paragraph (deleted language stricken, and added language in bold and underlined):

(ii)       Principal Distribution Amounts. The Paying Agent shall apply the Principal Distribution Amount to pay as principal on the Class A and Class B ~~Offered~~ Certificates in the following order of priority:

2.8       Clause first of Section 6.01(a)(ii)(A) in Article VI of the Agreement is hereby deleted in its entirety and replaced with the following clause (deleted language stricken, and added language in bold and underlined):

first, concurrently, to each Class of Class A ~~Senior~~ Certificates, pro rata, in accordance with their respective Certificate Principal Balances, until the Certificate Principal Balance of each such Class is reduced to zero;

2.9       Clause first of Section 6.01(a)(ii)(B) in Article VI of the Agreement is hereby deleted in its entirety and replaced with the following clause (deleted language stricken, and added language in bold and underlined):

first, concurrently, to each Class of Class A ~~Senior~~ Certificates, the Class A Principal Distribution Amount, pro rata, in accordance with their respective Certificate Principal Balances, until the Certificate Principal Balance of each such Class is reduced to zero;

2.10     The last sentence of Section 6.01(b) in Article VI of the Agreement is hereby deleted in its entirety and replaced with the following sentence (deleted language stricken, and added language in bold and underlined):

Such Prepayment Charges received with respect to the Prepayment Charge Loans having Prepayment Charges, other than Hard Prepayment Charges for a term of 30 months or 3 years from origination, will be distributed to the Class XP-1 Certificates, and such Prepayment Charges received with respect to the Prepayment Charge Loans having Hard Prepayment Charges for a term of 30 months or 3 years from origination will be distributed to the Class XP-2~~1~~ Certificates.

2.11     Section 10.01(e) in Article X of the Agreement is hereby deleted in its entirety and replaced with the following section (deleted language stricken):

(e)       If the option of the Depositor to repurchase or cause the repurchase of all of the assets of the Trust Fund as described in Subsection 10.01(a)(i) above is exercised, the Depositor and/or its designee shall deliver to the Paying Agent for deposit in the Distribution Account, by the Business Day prior to the applicable Distribution Date, an amount equal to the Termination Purchase Price of the related Mortgage Loans being repurchased on the related Distribution Date. ~~Upon presentation and surrender of the Certificates by the Certificateholders, the Paying Agent shall distribute to the Certificateholders, as directed by the Securities Administrator in writing, an amount determined as follows: with respect to each Certificate (other than the Class B-IO and Residual Certificates),~~

~~the outstanding Certificate Principal Balance, plus with respect to each Certificate (other than the Class B-IO and Residual Certificates), one month’s interest thereon at the applicable Pass-Through Rate; and with respect to the Class B-IO and Residual Certificates, the percentage interest evidenced thereby multiplied by the difference, if any, between the above described repurchase price and the aggregate amount to be distributed to the Holders of the Certificates. If the proceeds with respect to the related Mortgage Loans are not sufficient to pay all of the related Certificates (other than the Class B-IO and Residual Certificates) in full, any such deficiency will be allocated first, to the Subordinate Certificates, in inverse order of their payment priority, and then to the related Senior Certificates, in each case on a pro rata basis.~~ Upon deposit of the required repurchase price and following such final Distribution Date relating thereto, the Trustee shall release, or cause the Custodian to release, promptly to the Depositor and/or its designee the Mortgage Files for the remaining applicable Mortgage Loans, and the Accounts with respect thereto shall terminate, subject to the Paying Agent’s obligation to hold any amounts payable to Certificateholders in trust without interest pending final distributions pursuant to Subsection 10.01(f) and (g). After final distributions pursuant to Section 10.01(f) and (g) to all Certificateholders, any other amounts remaining in the Accounts will belong to the Depositor.

2.12     Section 10.01(f) in Article X of the Agreement is hereby deleted in its entirety and replaced with the following section (deleted language stricken, and added language in bold and underlined):

(f)        Upon the presentation and surrender of the related Certificates, the Paying Agent shall distribute to such ~~the remaining~~ Certificateholders, pursuant to the written direction of the Securities Administrator and in accordance with their respective interests, ~~all distributable~~ from amounts remaining in the Distribution Account , all amounts allocable to such Certificates in the order and priority set forth in Section 6.01 hereof.

SECTION 3. EFFECTIVENESS OF AGREEMENT. Except as expressly amended by the terms of this Amendment, all terms and conditions of the Agreement shall remain in full force and effect.

SECTION 4. EXECUTION IN COUNTERPARTS. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be executed by the parties hereto and be deemed an original and all of which shall constitute together by one and the same Agreement.

SECTION 5. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of New York, without reference to conflict of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties have caused this Amendment to the Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

STRUCTURED ASSET MORTGAGE INVESTMENTS II INC., as Depositor

By: /s/ Baron Silverstein

Name: Baron Silverstein

Title: Vice President

CITIBANK, N.A., as Trustee

By: /s/Marion O’Connor

Name: Marion O’Connor

Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer and

Securities Administrator

By: /s/ William Augustin

Name: William Augustin

Title: Vice President

EMC MORTGAGE CORPORATION, as Sponsor

By: /s/ Dana Dillard

Name: Dana Dillard

Title: Senior Vice President